Exhibit 10.1

AMENDMENT NO. 2 TO STANDSTILL AGREEMENT

This Amendment No. 2 to Standstill Agreement (this “Amendment”) is entered into as of September 20, 2011 by and among Snyder’s-Lance, Inc., a North Carolina corporation (the “Company”), Michael A. Warehime (“MAW”) and Patricia A. Warehime (“PAW”).

WHEREAS, the parties hereto entered into a Standstill Agreement as of July 21, 2010, as amended by Amendment No. 1 to Standstill Agreement, dated as of September 30, 2010 (as amended, the “Standstill Agreement”), providing for certain restrictions and limitations on the acquisition and transfer of shares of common stock of the Company by MAW and PAW and including certain agreements with respect to the corporate governance of the Company during the term of the Standstill Agreement; and

WHEREAS, the parties have agreed to revise and amend the Standstill Agreement to permit certain acquisitions and transfers of the common stock of the Company by MAW and PAW for tax and estate planning purposes, as specified herein.

WHEREAS, all terms not defined in this Amendment shall have the meanings ascribed to them in the Standstill Agreement.

NOW, THEREFORE, intending to be legally bound, each of the parties hereto agrees as follows:

Section 1. Section 1 of the Standstill Agreement is amended to add the following definitions:

“Permitted GRAT Acquisitions” means any of the following acquisitions of Lance Shares by MAW or PAW: (i) acquisitions after the date of this Amendment of up to an aggregate of 436,295 Lance Shares from, and in accordance with the terms of, the Michael A. Warehime 2010 GRAT, made as of June 18, 2010, for the benefit of Michael A. Warehime and his daughters (the “2010 GRAT”); (ii) acquisitions after the date of this Amendment of up to an aggregate of 1,748,797 Lance Shares from, and in accordance with the terms of, the Michael A. Warehime SOH GRAT, made as of July 7, 2010, for the benefit of Michael A. Warehime and his daughters (the “SOH GRAT” and, together with the 2010 GRAT, the “Existing GRATs”); (iii) acquisitions of up to an aggregate of 3,000,000 Lance Shares from, and in accordance with the terms of, grantor retained annuity trusts established after the date of this Amendment by MAW for the benefit of Michael A. Warehime and his daughters with terms substantially identical to the Existing GRATs (the “New GRATs”), provided, that for purposes of clause (iii) the duration of the New GRATs may be for four year terms or such other terms as required by the Internal Revenue Code of 1986, as amended, and any such 3,000,000 Lance Shares shall have been Transferred to the New GRATs pursuant to Permitted GRAT Transfers and (iv) acquisitions from the Existing GRATs or the New GRATs of Lance Shares which were acquired by the Existing GRATs or the New GRATs by reinvesting dividends received in respect of the Lance Shares transferred to the Existing GRATs and New GRATs by MAW or PAW and such dividend reinvestments.

“Permitted GRAT Transfers” means Transfers of up to an aggregate of 3,000,000 MAW/PAW Lance Shares by MAW or PAW to New GRATs, provided, however, that a Transfer shall not be a Permitted GRAT Transfer to the extent that, after or as a result of such Transfer, the total number of Lance Shares Beneficially Owned by all of the New GRATs and Existing GRATs, taken together, would exceed 5,500,000 Lance Shares in the aggregate.

Section 2. Subsection 2(a)(i) is deleted in its entirety from the Standstill Agreement and the following is substituted in lieu thereof:

(i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire Lance Shares or any other securities of Lance, or any material assets of Lance or any Subsidiary or division thereof; provided, that following the Effective Time, MAW and PAW shall be permitted to acquire Lance Shares (A) pursuant to exercise of stock options granted to MAW and PAW, (B) directly from a Family Member, (C) pursuant to Permitted GRAT Acquisitions, or (D) by reinvesting dividends received in respect of MAW/PAW’s Lance Shares in accordance with applicable securities Laws and Lance’s internal policies related thereto; provided, further, that any such reinvesting of dividends shall be done outside of any dividend reinvestment program sponsored by Lance. For the avoidance of doubt, any compensation of MAW and PAW from Lance (whether in cash, other assets or Lance stock or stock options) shall not be prohibited by this Agreement, but any Lance Shares received directly or indirectly as compensation of MAW and PAW shall be subject to the terms of this Agreement;

Section 3. Subsection 2(a)(ii) is deleted in its entirety from the Standstill Agreement and the following is substituted in lieu thereof:

(ii) Transfer, or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the MAW/PAW Lance Shares; provided, that (A) if MAW or PAW is an “affiliate” (as such term is defined in Rule 144 of the Securities Act (“Rule 144”)) of Lance, such person that is an “affiliate” shall be permitted to Transfer any of its MAW/PAW Lance Shares in a Transfer pursuant to Rule 144 or, if MAW or PAW is not an “affiliate” (as such term is defined in Rule 144) of Lance, then such person shall be permitted to Transfer any of its MAW/PAW Lance Shares to the same extent as would be permitted pursuant to Rule 144 if such person was an “affiliate” of Lance pursuant to Rule 144, (B) each of MAW and PAW may Transfer the MAW/PAW Lance Shares held by such person to a Family Member of such person for estate planning purposes, and (C) each of MAW and PAW may Transfer MAW/PAW Lance Shares held by such person pursuant to Permitted GRAT Transfers; provided, further, that each transferee pursuant to clause (B) shall agree in writing to be bound by the terms of this Agreement (solely with respect to the MAW/PAW Lance Shares transferred pursuant to this clause (B)) upon or prior to the consummation of such Transfer; or

Section 4. Except as expressly amended in this Amendment, the Standstill Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Lance, MAW and PAW have caused this Amendment to be duly executed as of the day and year first above written.

SNYDER’S-LANCE, INC.

By:	/s/ David V. Singer
Name:	David V. Singer
Title:	Chief Executive Officer

/s/ Michael A. Warehime
Michael A. Warehime

/s/ Patricia A. Warehime
Patricia A. Warehime